Exhibit 4.3

AMENDED AND RESTATED COLLATERAL AGENCY AND INTERCREDITOR AGREEMENT

AMONG

THE LENDERS,

THE NOTEHOLDERS

AND

JPMORGAN CHASE BANK, N.A., as Collateral Agent

Re:

Amended and Restated Credit Agreement
Dated as of August 12, 2010,

and

Note Purchase and Private Shelf Agreement
Dated as of August 12, 2010

of

Modine Manufacturing Company

Dated as of August 12, 2010

i

SECTION 7.	MISCELLANEOUS	22
7.1	Entire Agreement	22
7.2	Notices	22
7.3	Successors and Assigns	22
7.4	Consents, Amendments, Waivers	22
7.5	Governing Law	23
7.6	Counterparts	23
7.7	Severability	23
7.8	Continuing Agreement; Reinstatement	23
7.9	Conflict with Other Agreements	23
7.10	Resolution of Drafting Ambiguities	23
7.11	WAIVER OF JURY TRIAL	23
7.12	Confirmation and Agreements	23

EXHIBITS:

Exhibit A	List of Mortgaged Property
Exhibit B	Successor Lender Acknowledgment
Exhibit C	Successor Noteholder Acknowledgment
Exhibit D	Consent and Amendment of Collateral Documents

ii

AMENDED AND RESTATED COLLATERAL AGENCY AND
INTERCREDITOR AGREEMENT

THIS AMENDED AND RESTATED COLLATERAL AGENCY AND INTERCREDITOR AGREEMENT (this "Agreement") dated as of August 12, 2010 is entered into among the Secured Parties (as defined below) of Modine Manufacturing Company, a Wisconsin corporation (the "Company" or "Borrower"), and of certain Domestic Subsidiaries (as defined below) of the Company, and JPMorgan Chase Bank, N.A., as Collateral Agent.

RECITALS

A.           Under the Amended and Restated Credit Agreement dated as of the date hereof (as such agreement may be amended, supplemented, restated or otherwise modified from time to time, the "Credit Agreement"), among the Company, any Foreign Subsidiary Borrowers party thereto from time to time, each of the lenders party thereto from time to time (collectively, with any such lender in any capacity under the Credit Agreement, the "Lenders") and JPMorgan Chase Bank, N.A., a national banking association, as agent, the Lenders made available to the Company and certain of its Subsidiaries credit facilities (all amounts outstanding at any time in respect of the Credit Agreement, whether constituting present or future loans, letters of credit or other advances, being hereinafter collectively referred to as the "Advances").  The current aggregate commitment under the Credit Agreement is $145,000,000, with provisions allowing for an increase of up to $50,000,000, for a possible aggregate commitment under the Credit Agreement of up to $195,000,000.

B.           Under the Note Purchase and Private Shelf Agreement dated as of the date hereof (as such agreement may be amended, restated, supplemented or otherwise modified from time to time, the "Note Purchase Agreement"), among the Company, the Series A Purchasers named therein and each Prudential Affiliate, as defined therein, that may become bound by certain provisions thereof as provided therein (together with such persons that are otherwise holders of the Notes (collectively, the "Noteholders"), the Company (i) is issuing and selling to certain of the Noteholders its 6.83% Senior Secured Notes due August 12, 2020 in the aggregate principal amount of $125,000,000 (such series of 6.83% Senior Secured Notes, Series A, as amended, restated or otherwise modified or replaced from time to time, the “Series A Notes”), and (ii) may from time to time issue one or more additional series of Senior Secured Notes in an aggregate principal amount of $25,000,000 (all such series of Senior Secured Notes, as amended, restated or otherwise modified or replaced from time to time, the “Shelf Notes”, and the Series A Notes and the Shelf Notes, together with any additional notes issued pursuant to the Note Purchase Agreement at any time, collectively, the "Notes").

C.           Under the Credit Agreement, the Company, as security for the payment of the Advances and all other obligations of the Company under the Credit Agreement and certain hedging obligations and banking service obligations, covenants (i) to cause certain Domestic Subsidiaries (as defined below) of the Company to deliver to the Lenders a guaranty (collectively, the "Lender Guaranties"); and (ii) to grant a security interest in (a) substantially all present and future accounts, chattel paper, commercial tort claims, deposit accounts, documents, farm products, fixtures, chattel paper, equipment, general intangibles, goods, instruments, inventory, investment property, letter-of-credit rights (as those terms are defined in the Illinois Uniform Commercial Code) and all other personal property of the Company and each Guarantor, provided that Liens granted on the Capital Stock of foreign Subsidiaries shall be limited to material foreign Subsidiaries (as described in the Credit Agreement) and shall not exceed 65% of the voting Capital Stock of such material foreign Subsidiaries and (b) the Specified Real Property, as defined below (the "Collateral", and each security agreement, pledge agreement, pledge and security agreement, mortgage, deed of trust and similar agreement and any other agreement from the Company or any Guarantor granting a Lien on any of its personal property or the Specified Real Property to secure the Secured Obligations, as any of the foregoing may be amended or modified from time to time, the "Collateral Documents").

D.           The Noteholders, in order to provide for security for the payment of the principal of, premium, if any, and interest on the Notes and the payment and performance of all other obligations of the Company under the Note Purchase Agreement, have required that (i) the Company cause certain Domestic Subsidiaries of the Company to deliver to the Noteholders a guaranty (collectively, the "Noteholder Guaranties"); and (ii) the Collateral Documents secure each of the Secured Parties on an equal and ratable priority basis.

E.           The secured parties of the Company and of certain Domestic Subsidiaries of the Company party thereto and JPMorgan Chase Bank, N.A., as Collateral Agent, entered into a Collateral Agency and Intercreditor Agreement dated as of February 17, 2009 (as amended, the "Existing Collateral Agency and Intercreditor Agreement").  The Lenders constitute the "Lenders" as defined in the Existing Collateral Agency and Intercreditor Agreement and the Noteholders constitute the "Noteholders" as defined in the Existing Collateral Agency and Intercreditor Agreement, in each case either due to being such a "Lenders" or "Noteholder" as defined in the Existing Collateral Agency and Intercreditor Agreement or by assignment, with the ability to amend and restate the Existing Collateral Agency and Intercreditor Agreement.

F.            The Lenders, the Noteholders and the Collateral Agent desire to enter into this Agreement in order to provide for, among other agreements, the sharing of payments received in respect of the Collateral and the Guaranties (as defined below), all as more fully set forth below, and to amend and restate the Existing Collateral Agency and Intercreditor Agreement as set forth herein.

In consideration of the premises and other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the parties hereto hereby agree as follows, and agree that the Existing Collateral Agency and Intercreditor Agreement is amended and restated as follows:

SECTION 1.	DEFINITIONS/INTERPRETATION.

1.1           Defined Terms.  The following terms shall have the meanings assigned to them below in this §1.1 or in the provisions of this Agreement referred to below:

"Advances" is defined in the Recitals hereof.

"Affiliate" of any Person means any other Person directly or indirectly controlling, controlled by or under common control with such Person.  A Person shall be deemed to control another Person if the controlling Person owns 5% or more of any class of Voting Stock of the controlled Person or possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of the controlled Person, whether through ownership of Capital Stock, by contract or otherwise.

"Agent" means JPMorgan Chase Bank, N.A., in its capacity as administrative agent for the Lenders (and defined in Credit Agreement in such capacity as the "Agent") under the Credit Agreement, or any successor administrative agent under the Credit Agreement.

"Available Credit Agreement Commitments" means, at any time, the amount of the Credit Agreement Commitments at such time less the outstanding principal amount of the Advances at such time.

“Banking Services Obligations” means any and all obligations of any of the Company or any of its Subsidiaries, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor) in connection with treasury management services (including, without limitation, controlled disbursement, automated clearinghouse transactions, return items, overdrafts, interstate depository network services and international treasury management services), commercial credit cards and stored value cards, in each case, provided to Company or any of its Subsidiaries by any Lender or any of its Affiliates.

"Bankruptcy Proceeding" means with respect to any Person a general assignment by such Person for the benefit of its creditors or the institution by or against such Person or any proceeding seeking relief as debtor, or seeking to adjudicate such Person as bankrupt or insolvent, or seeking reorganization, arrangement, adjustment or composition of such Person or its debts, under any law relating to bankruptcy, insolvency, reorganization or relief of debtors or seeking an appointment of a receiver, trustee, custodian or any similar official for such Person or for any substantial part of its property.

"Borrower" is defined in the first paragraph hereof.

"Business Day" means any day that is not a Saturday, Sunday or other day on which commercial banks in Chicago or New York City are authorized or required by law to remain closed.

"Capital Stock" means (i) in the case of any corporation, all capital stock and any securities exchangeable for or convertible into capital stock and any warrants, rights or other options to purchase or otherwise acquire capital stock or such securities or any other form of equity securities, (ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock, (iii) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited) and (iv) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

"Collateral" is defined in the Recitals hereof.

"Collateral Agent" is defined in §2.1.

"Collateral Documents" is defined in the Recitals hereof.

"Commitment Termination" means (i) the commencement of a Bankruptcy Proceeding with respect to the Company, (ii) the acceleration or final maturity of the Advances, or (iii) the permanent termination of the commitments to make Advances under the Credit Agreement by the Required Lenders in accordance with §8.1(a) of the Credit Agreement.

"Company" is defined in the first paragraph hereof.

"Credit Agreement" is defined in the Recitals hereof.

"Credit Agreement Commitments" means aggregate of the stated amount of all commitments of the Lenders to make Advances under the Credit Agreement, provided that the Credit Agreement Commitments shall be deemed equal to zero after a Commitment Termination.

“Credit Agreement Increase Amount” means (i) the outstanding principal amount of the Advances on the date of the occurrence of the Special Event of Default, minus (ii) the outstanding principal amount of the Advances on the Sharing Date relating to such Special Event of Default, but not less than zero and not greater than $15,000,000.

“Credit Agreement Reduction Amount” means (i) the outstanding principal amount of the Advances on the Sharing Date, minus (ii) the outstanding principal amount of the Advances on the date of the occurrence of the Special Event of Default relating to such Sharing Date, but not less than zero.

"Directing Required Enforcement Secured Parties" is defined in §3.1(b).

"Directing Secured Parties" means, with respect to any particular instruction given to the Collateral Agent, each Secured Party that has given such instructions to the Collateral Agent.

“Dollars” and “$” means the lawful currency of the United States of America.

“Domestic Subsidiary” means each Subsidiary of the Company which is organized under the laws of the United States of America or any state, territory or possession thereof.

"Enforcement" means the commencement of enforcement, collection (judicial or non-judicial foreclosure) or similar proceeding under the Collateral Documents (whether or not in a Bankruptcy Proceeding), including, but not limited to, the sale, use, lease or other disposition of the Collateral or appearing in any court on behalf of the interests of any Secured Party in respect of the Collateral.

“Enforcement Direction”  means a written instruction by Required Enforcement Secured Parties to the Collateral Agent directing the Collateral Agent to take action to enforce its Liens against the Collateral, and setting forth with reasonable specificity the types of enforcement action to be taken.

“Enforcement Disagreement” is defined in §3.1(b).

"Event of Default" means an "Event of Default" as defined in the Note Purchase Agreement, a "Default" as defined in the Credit Agreement, or any event with equivalent effects under any other Financing Document.

"Financing Documents" means the Credit Agreement, the Notes, the Note Purchase Agreement, the Guaranties, the Collateral Documents and any other instruments, documents or agreements entered into in connection with any Secured Obligation.

“Foreign Subsidiary” means each Subsidiary which is not a Domestic Subsidiary.

"Foreign Subsidiary Payments" means all payments of any kind from any Foreign Subsidiary, including without limitation all payments from a Foreign Subsidiary directly or under any guaranty or otherwise and all proceeds of assets owned by any Foreign Subsidiary, with respect to any obligations owing by Foreign Subsidiaries under the Credit Agreement.

"Grantors" means the Company, each Guarantor and each other Person who grants a Lien on any Collateral to the Collateral Agent under the Collateral Documents or any other security document securing the Secured Obligations.

"Guaranties" means the Lender Guaranties and the Noteholder Guaranties.

"Guarantor" means a Domestic Subsidiary of the Company that delivers a Guaranty.

"Lender Guaranties" shall have the meanings assigned thereto in the Recitals hereof.

"Lenders" is defined in the Recitals hereof.

"Lien" means any lien, mortgage, pledge, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof, and any agreement to give any security interest).

"Make-Whole Amount" is defined in the Note Purchase Agreement on the date hereof.

"Net Mark-to-Market Exposure" of a Person means, as of any date of determination, the excess (if any) of all unrealized losses over all unrealized profits of such Person arising from Rate Management Transactions.  "Unrealized losses" means the fair market value of the cost to such Person of replacing such Rate Management Transaction as of the date of determination (assuming the Rate Management Transaction were to be terminated as of that date), and "unrealized profits" means the fair market value of the gain to such Person of replacing such Rate Management Transaction as of the date of determination (assuming such Rate Management Transaction were to be terminated as of that date).

"Non-available Proceeds" is defined in 4.1(g).

"Non-Directing Secured Parties" means, with respect to any particular instruction given to the Collateral Agent, each Secured Party that has not given or agreed with such instruction given to the Collateral Agent.

“Note Agreement Increase Amount” means (i) the outstanding principal amount of the Notes on the date of the occurrence of the Special Event of Default, minus (ii) the outstanding principal amount of the Notes on the Sharing Date relating to such Special Event of Default, but not less than zero and not greater than $15,000,000.

“Note Agreement Reduction Amount” means (i) the outstanding principal amount of the Notes on the Sharing Date, minus (ii) the outstanding principal amount of the Notes on the date of the occurrence of the Special Event of Default relating to such Sharing Date, but not less than zero.

"Note Purchase Agreement" is defined in the Recitals hereof.

"Noteholders" is defined in the Recitals hereof.

"Noteholder Guaranties" is defined in the Recitals hereof.

"Notes" is defined in the Recitals hereof.

"Notes Secured Obligations" means all Secured Obligations owing under the Notes or otherwise under the Note Purchase Agreement.

"Notice of Special Default" is defined in §3.1(b).

"Parties" means the Lenders, the Noteholders, the Agent and the Collateral Agent.

"Person" means an individual, a corporation, a limited liability company, an association, a partnership, a trust or estate, a joint stock company, an unincorporated organization, a joint venture, a trade or business (whether or not incorporated), a government (foreign or domestic) and any agency or political subdivision thereof, or any other entity.

"Proceeds" means all proceeds of the Collateral, including without limitation (a) all proceeds of any collection, sale or other disposition of the Collateral, (b) all payments and other distributions and proceeds with respect to the Collateral in any Bankruptcy Proceeding, (c) all proceeds from any sale or other disposition of any Secured Obligations or any interest therein to any Grantor or any Affiliate thereof, (d) all amounts, if any, from the exercise by any Secured Party of any right of setoff, banker's lien or similar right with respect to any Collateral, and (e) all other amounts from time to time paid or payable under or in connection with any of the Collateral.

"Rate Management Obligations" means any and all obligations of the Company or any Subsidiary, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (i) any and all Rate Management Transactions, and (ii) any and all cancellations, buy backs, reversals, terminations or assignments of any Rate Management Transactions.

"Rate Management Transaction" means any transaction (including an agreement with respect thereto) now existing or hereafter entered by the Company or any Subsidiary which is a rate swap, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, forward transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any other similar transaction (including any option with respect to any of these transactions) or any combination thereof, whether linked to one or more interest rates, foreign currencies, commodity prices, equity prices or other financial measures, in each case entered into to hedge a bona fide risk and not for purposes of speculation.

"Related Parties" means, with respect to any specified Person, such Person's Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person's Affiliates.

"Required Enforcement Secured Parties" means: (a) the Required Lenders or (b) the Required Noteholders.

"Required Lenders" shall have the meaning assigned to the term "Required Lenders" in the Credit Agreement; provided that, after the Credit Agreement has terminated by its terms and all of the obligations thereunder have been paid in full (whether or not the obligations under the Credit Agreement were ever accelerated), "Required Lenders" means Lenders and their Affiliates holding in the aggregate greater than 50% of all Rate Management Obligations to which the Company or any of its Subsidiaries and any Lender or its Affiliates are parties and all Banking Service Obligations and all other obligations of the Company or any of its Subsidiaries.

"Required Noteholders" means the Noteholders, considered as a single class, holding more than 50% of the aggregate outstanding principal amount of the Notes.

"Required Secured Parties" means (a) the Required Lenders, and (b) the Required Noteholders; provided, however, that if at the time of determination of “Required Secured Parties” either (i) the aggregate outstanding principal amount of the Notes or (ii) the aggregate outstanding principal amount of all Advances plus the amount of the Available Credit Agreement Commitments is less than both (x) $10,000,000, and (y) 10% of the total of the aggregate outstanding principal amount of all Notes and Advances plus the Available Credit Agreement Commitments, then the “Required Secured Parties” means Secured Parties holding, in the aggregate, more than 50% of the total of the aggregate outstanding amount of all Secured Obligations plus the Available Credit Agreement Commitments.

"Secured Obligations" means at any time, without duplication, all of the following obligations outstanding at such time: principal of, premium (including, without limitation, any Make-Whole Amount payable to any Noteholder), if any, and interest (including without limitation default interest and interest which otherwise may cease to accrue by operation of any insolvency law, rule, regulation or interpretation thereof) and all other obligations and liabilities on or under all Notes, all Advances, all reimbursement obligations under all letters of credit issued pursuant to the Credit Agreement (including, without limitation, any obligation to provide cash collateral for any outstanding letters of credit), all Rate Management Obligations to which the Company or any of its Subsidiaries and any Lender or its Affiliates are parties, all Banking Service Obligations and all other obligations of the Company or any of its Subsidiaries under or in respect of any Financing Document, including, without limitation, indemnification payments and all reasonable costs and expenses incurred by the Secured Parties in connection with enforcing or administering any obligations of the Company or any Subsidiary thereunder, including without limitation the reasonable fees and disbursements of counsel, in all cases whether now or hereafter existing.

"Secured Obligation Distributions" means all Proceeds, whether received pursuant to an Enforcement or otherwise by the Collateral Agent or any other Secured Party, and all payments or other distributions on any of the Secured Obligations, whether by voluntary or mandatory payment, by the exercise of the right of setoff, counterclaim, cross-action, enforcement of any claim in respect of the Secured Obligations owing to any Secured Party by proceedings against any Grantor at law or in equity or by proof thereof in any Bankruptcy Proceeding, under any guaranty or otherwise; provided, however, that (a) Foreign Subsidiary Payments shall be excluded from Secured Obligation Distributions and (b) payments applied by the applicable Lender or its Affiliate to pay Banking Services Obligations shall be excluded from Secured Obligation Distributions so long as such Lender or its Affiliate is permitting the applicable Grantor (or Grantors) or their Subsidiaries to continue to use the applicable service or other product giving rise to such Banking Services Obligations substantially in the ordinary course of business and no Special Event of Default has occurred.

"Secured Parties" means the Collateral Agent, the Lenders, the Agent, any Affiliates of any Lender (with respect to Banking Service Obligations and Rate Management Obligations), so long as such Affiliates are or become parties to this Agreement, and the Noteholders.

“Sharing Date” means, with respect to any Special Event of Default, the earliest date on or prior to the date of such Special Event of Default on which one or more Sharing Events shall have occurred and on and after which one or more Sharing Events continuously existed without interruption by any period during which no Sharing Event exists. The determination of the Sharing Date shall give effect to any waiver or cure of any Event of Default that constitutes a Sharing Event.

“Sharing Date Ratio” means, with respect to any Sharing Date, the ratio of (i) the outstanding principal amount of the Advances on such Sharing Date, to (ii) the outstanding principal amount of the Notes on such Sharing Date.

“Sharing Event” means (i) the occurrence of any default in the payment of any principal or interest on any Advance or Note when due (and after the expiration of any applicable grace period, if any), (ii) the occurrence of any Event of Default under the Credit Agreement due to a failure of the Borrower to comply with any of the provisions of §6.3, 6.4, 6.5, 6.6, 6.9, 6.16, 6.17 or 6.18 of the Credit Agreement (or, if the Credit Agreement is amended or otherwise modified after the date hereof, the sections of the amended or modified Credit Agreement equivalent to such sections),  (iii) the occurrence of an Event of Default under the Note Purchase Agreement due to a failure of the Borrower to comply with the provisions of §10.1, 10.2, 10.3, 10.4, 10.5, 10.6, 10.10, 10.11, 10.12 or 10.18 of the Note Purchase Agreement (or, if the Note Purchase is amended or otherwise modified after the date hereof, the sections of the amended or modified Note Purchase Agreement equivalent to such sections), or (iv) the failure of the Agent or any Lender (other than any Defaulting Lender (as defined in the Credit Agreement) so long as all Defaulting Lenders do not hold more than 25% of the commitments to make Advances under the Credit Agreement) to make any Advance requested by the Borrower (irrespective of whether the conditions precedent thereto specified in the Credit Agreement have been satisfied) where such Advance would not cause the Advances to exceed the aggregate amount of the commitments under the Credit Agreement or other stated sublimit thereunder and the continuance of such failure, and the continuance of such request for an Advance by the Borrower without any withdrawal of such request, for ten consecutive days after such Advance is requested by the Borrower.

"Special Event of Default" means (i) the commencement of a Bankruptcy Proceeding with respect to the Company or any Guarantor, (ii) the acceleration or final maturity (if the relevant Secured Obligations are not paid in full upon such maturity) of any of the Secured Obligations (other than Banking Service Obligations), (iii) the failure to pay principal amount due on the Secured Obligations in an aggregate amount equal to or in excess of $20,000,000, (iv) the occurrence of any "Change in Control" as defined in the Credit Agreement, or "Change in Control" as defined in the Note Purchase Agreement, or (v) the occurrence of any other Event of Default if the Required Enforcement Secured Parties have given written notice thereof to the Collateral Agent and requested a specific Enforcement to be taken that is permitted by the Collateral Documents (provided that the Collateral Agent shall not be obligated to take such specific Enforcement unless directed to do so by the Required Enforcement Secured Parties and required to do so under the terms of this Agreement).

"Specified Real Property" means the real property of the Grantors listed on Exhibit A hereto and any other real property in which a Lien may hereafter be granted to the Collateral Agent to secure the Secured Obligations.

"Subsidiary" of a Person means any other Person more than 50% of the outstanding Voting Stock of which shall at the time be owned or controlled, directly or indirectly, by such Person or by one or more of its Subsidiaries or by such Person and one or more of its Subsidiaries.  Unless otherwise expressly provided, all references herein to a "Subsidiary" means a Subsidiary of the Company.

"Voting Stock" of a Person means all classes of Capital Stock of such Person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, trustees or similar Persons thereof.

1.2           Interpretation.  The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words "include", "includes" and "including" shall be deemed to be followed by the phrase "without limitation".  The word "will" shall be construed to have the same meaning and effect as the word "shall".  Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person's successors and assigns, (c) the words "herein", "hereof" and "hereunder", and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, and (d) all references herein to Sections, Exhibits and Schedules shall be construed to refer to Sections of, and Exhibits and Schedules to, this Agreement.  For purposes of this Agreement, the outstanding principal amount: (i) of Secured Obligations relating to letters of credit shall be the sum of the face amount of all letters of credit then outstanding but not drawn upon plus the amount of all unreimbursed obligations due on all letters of credit that have been drawn upon, (ii) of Rate Management Obligations shall be the Net Mark-to-Market Exposure with respect to such Rate Management Obligations at such time and (iii) outstanding under the Credit Agreement shall be deemed reference to the outstanding principal amount all Advances.

SECTION 2.	APPOINTMENT OF COLLATERAL AGENT.

2.1           Appointment; Nature of Relationship.  JPMorgan Chase Bank, N.A. is hereby appointed by each of the Secured Parties as its contractual representative (in such capacity, the "Collateral Agent") hereunder and under each Collateral Document, and each of the Secured Parties irrevocably authorizes the Collateral Agent to act as the contractual representative of such Secured Party with the rights and duties expressly set forth herein and in the Collateral Documents.  The Collateral Agent agrees to act as such contractual representative upon the express conditions contained in this §2.  Notwithstanding the use of the defined term "Collateral Agent," it is expressly understood and agreed that the Collateral Agent shall not have any fiduciary responsibilities to any Secured Party by reason of this Agreement or any Collateral Document and that the Collateral Agent is merely acting as the contractual representative of the Secured Parties with only those duties as are expressly set forth in this Agreement and the Collateral Documents.  In its capacity as the Secured Parties' contractual representative, the Collateral Agent (i) does not hereby assume any fiduciary duties to any of the Secured Parties, (ii) is a "representative" of the Secured Parties within the meaning of the term "secured party" as defined in the Illinois Uniform Commercial Code and (iii) is acting as an independent contractor, the rights and duties of which are limited to those expressly set forth in this Agreement and the Collateral Documents.  Each of the Secured Parties hereby agrees to assert no claim against the Collateral Agent on any agency theory or any other theory of liability for breach of fiduciary duty, all of which claims each Secured Party hereby waives.

2.2           Powers.  The Collateral Agent shall have and may exercise such powers hereunder and under the Collateral Documents as are specifically delegated to the Collateral Agent by the terms of each thereof, together with such powers as are reasonably incidental thereto.  The Collateral Agent shall have no implied duties to the Secured Parties, or any obligation to the Secured Parties to take any action thereunder except any action specifically provided by this Agreement or the Collateral Documents to be taken by the Collateral Agent.

2.3           General Immunity.  Neither the Collateral Agent nor any of its directors, officers, agents or employees shall be liable to any Grantor or any Secured Party for any action taken or omitted to be taken by it or them hereunder or under any Collateral Document or in connection herewith or therewith except solely to the extent such action or inaction is determined in a final non-appealable judgment by a court of competent jurisdiction to have arisen from the gross negligence or willful misconduct of such Person.  In no event shall the Collateral Agent be responsible or liable for special, indirect, or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit).

2.4           No Responsibility, etc  Neither the Collateral Agent nor any of its directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into, or verify (a) any statement, warranty or representation made in connection herewith or in any Collateral Document; (b) the performance or observance of any of the covenants or agreements of any Grantor; (c) the existence or possible existence of any Event of Default; (d) the validity, enforceability, effectiveness, sufficiency or genuineness of this Agreement or any Collateral Document or any other instrument or writing furnished in connection therewith; (e) the value, sufficiency, creation, perfection or priority of any Lien in any Collateral; or (f) the financial condition of any Grantor.

2.5           Actions.  The Collateral Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder and under any Collateral Document in accordance with written instructions signed by the Required Secured Parties or in accordance with the terms of this Agreement and the Collateral Documents, and such instructions and any action taken or failure to act pursuant thereto or otherwise in accordance with the terms of this Agreement and the Collateral Documents shall be binding on all of the Secured Parties.  The Secured Parties hereby acknowledge that the Collateral Agent shall be under no duty to take any discretionary action, if any, permitted to be taken by it pursuant to the provisions of this Agreement or any Collateral Document unless it shall be requested in writing to do so by the Required Secured Parties.  The Collateral Agent shall be fully justified in failing or refusing to take any action hereunder and under any Collateral Document unless it shall first be indemnified to its satisfaction by the Secured Parties pro rata against any and all liability, cost and expense that it may incur by reason of taking or continuing to take any such action.  The Collateral Agent shall be under no duty to take any action requested by the Required Secured Parties if such action is not permitted by this Agreement and the Collateral Documents or is contrary to applicable law or regulation.

2.6           Employment of Agents and Counsel.  The Collateral Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Collateral Agent and shall not be answerable to the Secured Parties for the default or misconduct of any such agents or attorneys-in-fact selected by it.  The Collateral Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties.  The indemnification, waiver and other protective provisions to which the Collateral Agent is entitled under Agreement shall apply to any such sub-agent and to the Related Parties of the Collateral Agent and any such sub-agent.  The Collateral Agent may consult with legal counsel, independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in good faith in accordance with the advice of any such counsel, accountants or experts.

2.7           Reliance on Documents; Counsel.  The Collateral Agent shall be entitled to rely upon any notice, consent, certificate, affidavit, letter, telegram, facsimile, telex, electronic mail message, statement, paper or document believed by it to be genuine and correct and to have been signed or sent by the proper Person or Persons, and, in respect to legal matters, upon the opinion of counsel selected by the Collateral Agent in good faith, which counsel may be employees of the Collateral Agent.

2.8           Collateral Agent's Reimbursement and Indemnification.  The Secured Parties agree to reimburse and indemnify the Collateral Agent ratably in proportion to their respective Secured Obligations (i) for any amounts billed to but not reimbursed by the Company for which the Collateral Agent is entitled to reimbursement by the Company or any of its Subsidiaries, (ii) for any other expenses incurred by the Collateral Agent on behalf of the Secured Parties, in connection with the preparation, execution, delivery, administration and enforcement of this Agreement and the Collateral Documents (including, without limitation, for any expenses incurred by the Collateral Agent in connection with any dispute between the Collateral Agent and any Secured Party or between two or more of the Secured Parties) billed to but not reimbursed by the Company for which the Collateral Agent is entitled to reimbursement by the Company or any of its Subsidiaries, and (iii) for any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever which may be imposed on, incurred by or asserted against the Collateral Agent in any way relating to or arising out of this Agreement, the Collateral Documents or any other document delivered in connection therewith or the transactions contemplated thereby (including, without limitation, for any such amounts incurred by or asserted against the Collateral Agent in connection with any dispute between the Collateral Agent and any Secured Party or between two or more of the Secured Parties), or the enforcement of any of the terms of this Agreement, the Collateral Documents or of any such other documents, provided that no Secured Party shall be liable for any of the foregoing to the extent any of the foregoing is found in a final non-appealable judgment by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the Collateral Agent.  The obligations of the Secured Parties under this §2.8 shall survive payment of the Secured Obligations and termination of this Agreement.

2.9           Notice of Default.  The Collateral Agent shall not be deemed to have knowledge or notice of the occurrence of any Event of Default unless the Collateral Agent has received a Notice of Special Default.  The Collateral Agent shall have no duty to inform the Secured Parties of any Event of Default except for its obligation to inform the Secured Parties of a Special Event of Default after it has received a Notice of Special Default as set forth in §3.1(b).

2.10         Rights as a Secured Party.  In the event the Collateral Agent is a Secured Party other than in its capacity as the Collateral Agent, the Collateral Agent (as a Secured Party other than in its capacity as the Collateral Agent) shall have the same rights and powers hereunder and under any Collateral Document with respect to its Secured Obligations as any Secured Party and may exercise the same as though it were not the Collateral Agent and any restrictions on the Collateral Agent shall not apply to JPMorgan Chase Bank, N.A. or any successor Collateral Agent in its capacity as a Secured Party, and the term "Secured Party" or "Secured Parties" shall, at any time when the Collateral Agent is a Secured Party, unless the context otherwise indicates, include the Collateral Agent in its individual capacity.  The Collateral Agent and its Affiliates may accept deposits from, lend money to, and generally engage in any kind of trust, debt, equity or other transaction, in addition to those contemplated by this Agreement or any Collateral Document, with the Company or any of its Subsidiaries in which the Company or such Subsidiary is not restricted hereby from engaging with any other Person.

2.11         Secured Party Decisions.  Each Secured Party acknowledges that it has, independently and without reliance upon the Collateral Agent or any other Secured Party and based on the financial statements prepared by the Company and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and the Collateral Documents.  Each Secured Party also acknowledges that it will, independently and without reliance upon the Collateral Agent or any other Secured Party and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the Collateral Documents. Except for any notice, report, document or other information expressly required to be furnished to the Secured Parties by the Collateral Agent hereunder, the Collateral Agent shall have no duty or responsibility (either initially or on a continuing basis) to provide any Secured Party with any notice, report, document, credit information or other information concerning the affairs, financial condition or business of the Company or any of its Subsidiaries that may come into the possession of the Collateral Agent (whether or not in its capacity as Collateral Agent) or any of their Affiliates.

2.12         Resignation or Removal of Collateral Agent.  (a)  The Collateral Agent may resign at any time by giving at least 60 days' notice thereof to the Secured Parties (such resignation to take effect upon the acceptance by a successor Collateral Agent of any appointment as the Collateral Agent hereunder).  The Collateral Agent may be removed at any time with or without cause by written notice received by the Collateral Agent from the Required Secured Parties, such removal to be effective on the date specified by the Required Secured Parties.  In the event of any such resignation or removal of the Collateral Agent, the Required Secured Parties shall thereupon have the right to appoint a successor Collateral Agent.  If no successor Collateral Agent shall have accepted such appointment within 60 days after the notice of the intent of the Collateral Agent to resign or 60 days of the notice of removal, as the case may be, then the retiring or removed Collateral Agent may, on behalf of the Secured Parties, appoint a successor Collateral Agent.   If the Collateral Agent has resigned or been removed and no successor Collateral Agent has been appointed, the Required Secured Parties may perform all the duties of the Collateral Agent hereunder and the Grantors shall make all payments in respect of the Secured Obligations to the applicable Secured Party and for all other purposes shall deal directly with the Secured Parties.  Any successor Collateral Agent appointed pursuant to this clause shall be a commercial bank or other financial institution organized under the laws of the United States of America or any state thereof having (1) a combined capital and surplus of at least $500,000,000 and (2) a rating upon its long-term senior unsecured indebtedness of "A" or better by Moody's Investors Service, Inc. or "A" or better by Standard & Poor's Corporation.

(b)           Upon the acceptance by a successor Collateral Agent of any appointment as the Collateral Agent hereunder, or upon the Required Secured Parties performing the duties of the Collateral Agent as set forth above, such successor Collateral Agent or the Secured Parties, as the case may be, shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring or removed Collateral Agent.  The retiring Collateral Agent shall be discharged from its duties and obligations hereunder upon the appointment of the successor Collateral Agent.  After any retiring Collateral Agent's resignation or removal hereunder as the Collateral Agent, the provisions of this §2.12 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as the Collateral Agent.

2.13         Execution of Collateral Documents.  The Secured Parties hereby empower and authorize the Collateral Agent to execute and deliver to the Grantors on their behalf the Consent and Amendment to the Collateral Documents in the form of Exhibit D hereto and all other additional Collateral Agreements and related agreements, documents or instruments approved by, or as instructed by, the Required Secured Parties.  In determining whether any proposed Collateral Document is approved by the Required Noteholders, the Collateral Agent may rely on the counsel which the Collateral Agent believes in good faith is representing the Noteholders.  The Collateral Agent shall provide copies of all Collateral Documents to the Secured Parties.

2.14         Collateral Releases.  The Secured Parties hereby empower and authorize the Collateral Agent to execute and deliver on their behalf any agreements, documents or instruments as shall be necessary or appropriate to effect any releases or subordinations of Collateral which shall be permitted by the terms hereof, including without limitation releases of any Collateral held under the Collateral Documents which is permitted to be sold under the terms of this Agreement and all of the other Financing Documents, upon notice to the Secured Parties releases of any property which is not required to be Collateral under the terms of this Agreement or any other Financing Document or releases or subordinations which shall otherwise have been approved by the Required Secured Parties in writing.

2.15           Actions of the Collateral Agent.  Notwithstanding anything herein to the contrary, all terms and provisions hereof with respect to the Collateral Agent or in any Collateral Document shall be subject to the terms of this §2.

SECTION 3.	DECISIONS RELATING TO ADMINISTRATION AND EXERCISE OF REMEDIES

3.1          Exercise of Rights.

(a)           Except as set forth in this §3.1 and in §3.2, the Collateral Agent agrees that it will not (i) release any Collateral without the direction of the Required Secured Parties and (ii) commence Enforcement without the direction of the Required Enforcement Secured Parties.  The Collateral Agent agrees to administer the Collateral Documents and the Collateral and to make such demands and give such notices under the Collateral Documents as the Required Secured Parties may request, and to take such action to enforce the Collateral Documents following the occurrence of a Special Event of Default and to realize upon, collect and dispose of the Collateral or any portion thereof as may be directed by the Required Secured Parties (or, to the extent provided in §3.1(b), the Required Enforcement Secured Parties).  The Collateral Agent may at any time request directions from the Required Secured Parties as to any course of action or other matter relating hereto or relating to any Collateral Document.  If the Required Secured Parties do not provide written instructions in the case of an emergency, as determined by the Collateral Agent in good faith, in order to protect any of the Collateral, the Collateral Agent may take, but shall have no obligation to take, any and all such actions as it shall deem in good faith to be in the best interests of the Secured Parties, and the Collateral Agent shall have no liability for any such actions or any failure to act; provided that once such instructions from the Required Secured Parties have been received by the Collateral Agent, the actions of the Collateral Agent shall be governed thereby and the Collateral Agent shall not take any further action which would be contrary thereto.

(b)           Subject to §3.1(f), upon the occurrence and during the continuance of any Special Event of Default, the Collateral Agent shall commence Enforcement if requested in writing by the Required Enforcement Secured Parties (the "Directing Required Enforcement Secured Parties") pursuant to an Enforcement Direction.  The Collateral Agent shall give each Secured Party prompt notice of its receipt of any Enforcement Direction.  During the period of ten (10) Business Days following delivery of an Enforcement Direction, any Required Enforcement Secured Parties that do not agree with the means of enforcement set out in such Enforcement Direction may give the Collateral Agent written notice of such disagreement indicating the specific directions to which such disagreement pertains (an “Enforcement Disagreement”).  If no notice of an Enforcement Disagreement is duly given within such 10 Business Day period (or if the Required Secured Parties so direct), the Collateral Agent shall proceed promptly to take the action set out in the Enforcement Direction, provided that all actions directed by the Directing Required Enforcement Secured Parties are subject at all times to being overruled by the directions given by the Required Secured Parties.  If a notice of an Enforcement Disagreement is duly given within such 10 Business Day period, the Collateral Agent shall not take any enforcement action with respect to the specific directions that are the subject of such Enforcement Disagreement until the earlier of (i) the date the Required Secured Parties direct the Collateral Agent to take specific enforcement action, or (ii) the date that is sixty days after the date the Enforcement Direction was first delivered.  If at the end of such sixty day period no direction is given by the Required Secured Parties, the Collateral Agent shall not take such steps in any Enforcement unless and until the Required Secured Parties consent, provided that after the occurrence of any Special Event of Default and the request by the Required Enforcement Secured Parties to commence Enforcement, the Required Secured Parties shall promptly and diligently direct Enforcement in a commercially reasonable manner, in good faith and as reasonably required to promote and protect the interests of the Secured Parties and to maximize both the value of the Collateral and the present value of the recovery by the Secured Parties on the Secured Obligations, and each Secured Party will from time to time consult with the Collateral Agent and the other Secured Parties in good faith regarding the Enforcement of its rights with a view to recovering amounts due under any of the Collateral Documents.  Any Enforcement may be withdrawn or otherwise rescinded at any time, but only upon the written direction of the Required Secured Parties.  Each Secured Party (or any agent on its behalf) shall give the Collateral Agent prompt notice of any Special Event of Default of which it has actual knowledge and shall note on such notice that it is a "Notice of Special Default" under this Agreement.  Failure to give any such notice, however, does not constitute a waiver of any such Special Event of Default by the Secured Parties or the Collateral Agent or create any liability to the Collateral Agent or any other Secured Party.  The Collateral Agent shall give each Secured Party a written notice (a "Notice of Special Default") promptly after being so notified in writing by a Secured Party that a Special Event of Default has occurred and stating that such notice is a "Notice of Special Event of Default".  Each Party agrees that the Collateral Agent shall act as the Required Secured Parties or, if permitted under this §3.1(b), the Directing Required Enforcement Secured Parties, may request (regardless of whether any individual Secured Party agrees, disagrees or abstains with respect to such request), provided that the Collateral Agent shall have no liability for acting in accordance with such request and that no Directing Secured Party or Non-Directing Secured Party shall have any liability to any Non-Directing Secured Party or Directing Secured Party, respectively, for any such request.  The Collateral Agent shall give prompt notice to the Non-Directing Secured Parties of action taken pursuant to the instructions of the Required Secured Parties to enforce the Collateral Documents; provided, however, that the failure to give any such notice shall not impair the right of the Collateral Agent to take any such action or the validity or enforceability under this Agreement of the action so taken.

(c)           The Collateral Agent may at any time request directions from the Required Secured Parties as to any course of action or other matter relating hereto or relating to the Collateral Documents.  Except as otherwise provided in this Agreement or the Collateral Documents, directions given by the Required Secured Parties or the Required Enforcement Secured Parties to the Collateral Agent hereunder shall be binding on all Secured Parties, including all Non-Directing Secured Parties, for all purposes.

(d)           Nothing contained in this Agreement shall affect the rights of any Secured Party to give the Company or any other Grantor notice of any default, accelerate or make demand for payment of their respective Secured Obligations or collect payment thereof other than through a realization on or in respect of the Collateral or any part or portion thereof, nor shall anything contained in this Agreement be deemed or construed to affect the rights of any Secured Party to administer, modify, waive or amend any term or provision of any Financing Document to which it is a party, other than this Agreement and the Collateral Documents.  If the Required Secured Parties or, if permitted under this §3.1(b), the Directing Required Enforcement Secured Parties, instruct the Collateral Agent to take any action, commence any proceeding or otherwise proceed against the Collateral or enforce the Collateral Documents, and such action or proceeding is or may be defective without the joinder of other Secured Parties as parties, then all other Secured Parties shall join in such actions or proceedings.  Each Secured Party agrees not to take any action to enforce any term or provision of the Collateral Documents or to enforce any of its rights in respect of the Collateral except through the Collateral Agent in accordance with this Agreement.

(e)           Each Secured Party agrees that, so long as any Secured Obligations are outstanding, the provisions of this Agreement shall provide the exclusive method by which any Secured Party may exercise rights and remedies under the Collateral Documents.  Each Secured Party (other than the Collateral Agent) shall, for the mutual benefit of all Secured Parties, except as permitted under this Agreement:

(i)             except as set forth in §3.1(f), refrain from taking or filing any action, judicial or otherwise, to enforce any right or pursue any remedy under the Collateral Documents, except for delivering notices hereunder;

(ii)            except as set forth in §3.4, refrain from accepting any other security for the Secured Obligations from the Company or any Subsidiary of the Company, except for any security granted to the Collateral Agent for the benefit of all Secured Parties, andrefrain from accepting any guaranty for the Secured Obligations from any Subsidiary of the Company or any other Person unless such guaranty is provided for all the Secured Obligations; and

(iii)           refrain from exercising any right or remedy under the Collateral Documents;

provided, however, that nothing contained in subsections (i) through (iii) above shall prevent any Secured Party from imposing a default rate of interest in accordance with the applicable Financing Document or prevent a Secured Party from raising any defense in any action in which it has been made a party defendant or has been joined as a third party, except that the Collateral Agent may direct and control any defense directly relating to the Collateral or any Collateral Documents in the manner directed by the Required Secured Parties as described herein.

(f)           This Agreement shall continue to be effective among the Secured Parties in any Bankruptcy Proceeding with respect to any Grantor, and in any such Bankruptcy Proceeding, each Secured Party agrees that:

(i)             Except as set forth below in this §3.1(f), the Collateral Agent shall represent all Secured Parties in connection with all matters directly relating to the Collateral, including the use, sale or lease of Collateral, use of cash collateral, relief from the automatic stay and adequate protection, but in doing so the Collateral Agent shall act only on the instructions of the Required Secured Parties; provided that, notwithstanding anything herein to the contrary, no such instructions by the Required Secured Parties shall treat the holders of any of the Secured Obligations differently with respect to rights in the Collateral from the holders of any of the other Secured Obligations and the Required Secured Parties shall use commercially reasonable efforts to provide instructions to the Collateral Agent in a prompt manner. Notwithstanding anything in this Agreement to the contrary, if the Required Secured Parties have not agreed upon the directions to be given to the Collateral Agent in connection with a particular issue in a Bankruptcy Proceeding, each Secured Party (if such Secured Party has reasonably determined that the Required Secured Parties have not agreed upon the directions to be given to the Collateral Agent in connection with a particular issue, and the Collateral Agent shall have no duty to determine if the Required Secured Parties have not agreed on a particular issue) shall have the independent right to initiate an action or actions in such Bankruptcy Proceeding in its individual capacity and to appear and be heard on such issue before the bankruptcy or other applicable court in such Bankruptcy Proceeding with respect to such disputed issue, and such disputed issue may include, without limitation, issues with respect to any question concerning relief from the automatic stay, the post-petition usage of Collateral and post-petition financing arrangements, and, in such circumstances, the Collateral Agent shall not be entitled or required to initiate any actions on behalf of any Secured Party relating to the disputed issue or to appear and be heard on such disputed issue before the bankruptcy or other applicable court.

(ii)            Each Secured Party shall be free to act independently on any issue not directly relating to the Collateral, and nothing herein shall be interpreted to preclude any Secured Party from filing a proof of claim with respect to its Secured Obligations or from casting its vote, or abstaining from voting, for or against confirmation of a plan of reorganization in its sole discretion.

(g)           Each Secured Party (or any applicable agent or representative thereof) shall (i) promptly from time to time, upon the written request of the Collateral Agent notify the Collateral Agent of the outstanding Secured Obligations owed to such Secured Party as of such date as the Collateral Agent may specify; and (ii) promptly from time to time thereafter notify the Collateral Agent of any payment received by such Secured Party to be applied to satisfy such Secured Obligations.  Each Secured Party shall certify as to such amounts owing to such Secured Party and the Collateral Agent shall be entitled to rely conclusively upon such certification.

(h)           Each Secured Party agrees to do such further acts and things and to execute and deliver such additional agreements, powers and instruments as the Collateral Agent may reasonably request to carry into effect the terms, provisions and purposes of this Agreement and the Collateral Documents or to better assure and confirm unto the Collateral Agent its rights, powers and remedies hereunder.

3.2           Release of Collateral.  Unless the Collateral Agent has received written notice from a Secured Party or the Company (and such notice is designated as the "Notice of a Default") that an Event of Default exists:

(a)  if the gross proceeds of a Collateral sale are less than $3,000,000 (as stated in the certificate of the Borrower described below in this §3.2(a)), the Collateral Agent may (and shall at the request of any Grantor) release any such Collateral (and execute and deliver such releases as may be necessary to terminate of record the Collateral Agent’s Lien (for the benefit of the Secured Parties)) on such Collateral without the approval of any Secured Party upon the delivery by the Borrower to the Collateral Agent of a certificate from the Borrower addressed to the Collateral Agent and the other Secured Parties stating that (1) the sale of the Collateral to be released will be for maximum gross proceeds of less than $3,000,000, and (2) after giving effect to the sale there will be no Event of Default;

(b) if the Borrower is requesting a Collateral release and is not able to do so under §3.2(a), the Collateral Agent may (and shall at the request of any Grantor), release any such Collateral (and execute and deliver such releases as may be necessary to terminate of record the Collateral Agent’s Liens (for the benefit of the Secured Parties)) in such Collateral without the approval of any Secured Party upon the delivery, at least three Business Days prior to the date such Collateral is to be released, by the Borrower to the Secured Parties of a certificate from the Borrower addressed to the Collateral Agent and the other Secured Parties (1) stating the amount of the maximum gross proceeds of the sale of the Collateral to be released,  (2) stating that after giving effect to the sale of the Collateral there will be no Event of Default, and (3) containing a calculation in reasonable detail showing compliance with the asset sale covenants in the Credit Agreement and Note Purchase Agreement (and the Collateral Agent may assume such certificate is satisfactory to the Secured Parties if it has not received a written notice from a Secured Party (and such notice is designated as the "Notice of a Collateral Release Objection") objecting to such certificate at least one Business Day prior to the date such Collateral is to be released, in which case the Collateral Agent shall not, and shall not have any obligation to, release such Collateral); and

(c) the Collateral Agent may (and shall at the request of any Grantor) release or subordinate any Lien on any property which constitutes Collateral to the holder of any purchase money security interest in such property or lease of equipment and so long as such purchase money security interest or the Lien under such equipment lease attaches only to the property so acquired or leased and is permitted by the Financing Documents.

In determining whether any such release or subordination is permitted, the Collateral Agent may, in the absence of actual written notice to the contrary (and without any review of any Financing Document or any other investigation or inquiry), conclusively rely upon a certificate from the Company that such release or subordination is permitted by the applicable Financing Documents if not acting in bad faith.  The Secured Parties hereby empower and authorize the Collateral Agent to execute and deliver to the Company and its Subsidiaries on their behalf any agreements, documents or instruments as shall be necessary or appropriate to effect any releases of Collateral which shall be permitted by the terms hereof or of any Collateral Document or which shall otherwise have been approved by the Required Secured Parties in writing.

3.3           Perfection of Security Interests. The Collateral Agent shall provide the Secured Parties with a written description of the steps it has taken to perfect the security interests in the Collateral, and the Collateral Agent shall have no obligation to take any further steps to perfect any security interests in the Collateral unless (a) the Collateral Agent has received written notice from a Secured Party referring to this Agreement and specifically describing such further steps and stating that such notice is a "Notice of Request for Additional Perfection Action" (and, if any such notice is received by the Collateral Agent, the Collateral Agent shall give prompt notice thereof to the Secured Parties) and (b) the Required Enforcement Secured Parties instruct the Collateral Agent in writing to take such further steps requested in such notice.

3.4           Excluded Collateral. The following assets of the Grantors shall be excluded from the Collateral: (a) purchase money Liens on such equipment and other fixed assets which is permitted by the terms of the Financing Documents so long as such Lien attaches only to the property so acquired or leased with such purchase money obligations and to the extent the agreement creating such Lien prohibits additional Liens on such property; (b) certificated motor vehicles, unless requested by the Required Secured Parties; (c) other property with a fair market value that, individually or in the aggregate with all other such property, is not, in the judgment of the Required Secured Parties, material; and (d) other property not required as Collateral under the Financing Documents.  Notwithstanding anything contained herein, the Agent shall be permitted to take a security interest in and a Lien on the assets owned by any Foreign Subsidiary solely as security for the obligations owing by Foreign Subsidiaries under the Credit Agreement and procure guaranties from any Foreign Subsidiary solely for the obligations owing by Foreign Subsidiaries under the Credit Agreement, and the Agent shall not be required to make such security interest and Lien or guaranty available to the Collateral Agent for the benefit of the Noteholders.

3.5           Appointment for Perfection.  Each Secured Party hereby appoints each other Secured Party as its agent for the purpose of perfecting Liens, for the benefit of the Collateral Agent and the Secured Parties, in assets which, in accordance with Article 9 of the UCC or any other applicable law can be perfected only by possession or control.  Should any Secured Party (other than the Collateral Agent) obtain possession or control of any such Collateral, such Secured Party shall notify the Collateral Agent thereof, and, promptly upon the Collateral Agent’s request therefor shall deliver such Collateral to the Collateral Agent or otherwise deal with such Collateral in accordance with the Collateral Agent’s instructions.

SECTION 4.	APPLICATION OF SECURED OBLIGATION DISTRIBUTIONS.

4.1           Application of Proceeds.

(a)           Any and all Secured Obligation Distributions at any time on or after and during the continuance of a Special Event of Default shall be allocated (as determined in accordance with the provisions of this §4.1) in the following order:

(i) FIRST:   To the payment of the reasonable costs and expenses of the Collateral Agent, including, without duplication, reasonable fees and expenses of counsel of the Collateral Agent and all reasonable out-of-pocket expenses, liabilities and advances made or incurred by the Collateral Agent, including without limitation advances made by the Collateral Agent to  preserve or protect the Collateral, or any portion thereof, or to enhance the likelihood of, or maximize the amount of, the collection of the Proceeds of the Collateral;

(ii) SECOND:  To the payment of any indemnification payments made by the Secured Parties hereunder and the reasonable costs and expenses of the Secured Parties (other than the Collateral Agent) to the extent they constitute Secured Obligations, including, without duplication, reasonable fees and expenses of counsel and all reasonable out-of-pocket expenses, liabilities and advances made or incurred by the Lenders, the Noteholders or other Secured Parties in connection with the applicable Financing Documents;

(iii) THIRD:  Subject to §4.1(b), to the ratable payment of the Secured Obligations to the Secured Parties not described above;

(iv) FOURTH: Subject to §4.1(b), after payment in full of all Secured Obligations, to the payment to or upon the order of Grantors, or to whomsoever may be lawfully entitled to receive the same or as a court of competent jurisdiction may direct, of any surplus then remaining from such Proceeds.

Until such Secured Obligation Distributions are so applied, each Secured Party shall hold such Secured Obligation Distributions in its custody in accordance with its regular procedures for handling deposited funds.  Any Secured Obligation Distributions received directly by any Secured Party which it would not be entitled to retain hereunder shall be promptly paid over to the Collateral Agent for distribution in accordance with this Agreement.  Any such Secured Obligation Distributions not paid over to the Collateral Agent in accordance with the preceding sentence shall be, and shall be deemed to be, held in trust by such Secured Party for the benefit of all of the Secured Parties.

(b)           Each Secured Party agrees with every other Secured Party as follows:

(i)            If there is a Credit Agreement Increase Amount or a Note Agreement Increase Amount, then it is required that the Secured Parties holding any Credit Agreement Increase Amount or Note Agreement Increase Amount receive priority distributions of Secured Obligation Distributions before any Secured Obligation Distributions are paid under §4.1(a)(iii) or (iv) up to the amount of any Credit Agreement Increase Amount and any Note Agreement Increase Amount, and any such priority distributions shall be applied pro rata between any Credit Agreement Increase Amount and any Note Agreement Increase Amount based on the respective amounts thereof.

(ii)           If (A) there is a Credit Agreement Reduction Amount and (B) the ratio of the Credit Agreement Reduction Amount to any Note Agreement Reduction Amount is greater than the Sharing Date Ratio (and, for avoidance of doubt, if there is a Credit Agreement Reduction Amount and no Note Agreement Reduction Amount, such ratio shall be considered to be greater than the Sharing Date Ratio), then it is required that the Noteholders receive priority distributions of Secured Obligation Distributions before any Secured Obligation Distributions are paid under §4.1(a)(iii) or (iv) (“Noteholder Priority Distributions”) to the extent necessary to cause the ratio of (X) the Credit Agreement Reduction Amount to (Y) the Note Agreement Reduction Amount plus the amount of the Noteholders Priority Distributions to equal to Sharing Rate Ratio.

(iii)          Subject to the prior payment of any priority distributions required under §4.1(b)(i), if (A) there is a Note Agreement Reduction Amount and (B) the ratio of any Credit Agreement Reduction Amount to the Note Agreement Reduction Amount is less than the Sharing Date Ratio (and, for the avoidance of doubt, if there is a Note Agreement Reduction Amount and no Credit Agreement Reduction Amount, such ratio shall be considered to be less than the Sharing Date Ratio), then it is required that the Lenders receive priority distributions of Secured Obligation Distributions before any Secured Obligation Distributions are paid under §4.1(a)(iii) or (iv) (“Lender Priority Distributions”) to the extent necessary to cause the ratio of (X) the Credit Agreement Reduction Amount plus the amount of the Lender Priority Distributions to (Y) the Note Agreement Reduction Amounts to equal the Sharing Date Ratio.

(iv)          If the ratio required by §4.1(b)(ii) is not achieved within 90 days after the occurrence of a Special Event of Default, then the Lenders will pay over to the Noteholders such amount as will result in the ratio under §4.1(b)(ii) being achieved treating the amount paid over to the Noteholders as reducing the Credit Agreement Reduction Amount and increasing the Note Agreement Reduction Amount.  If the ratio required by §4.1(b)(iii) is not achieved within 90 days after the occurrence of a Special Event of Default, then the Noteholders will pay over to the Lenders such amount as will result in the ratio under §4.1(b)(iii) being achieved treating the amount paid over to the Lenders as reducing the Note Agreement Reduction Amount and increasing the Credit Agreement Reduction Amount.

(v)           Any re-allocations of any Secured Obligations due to any payments and other transfers among the Secured Parties of any of the Secured Obligations under this §4.1(b) shall be deemed to reduce the Secured Obligations of any Secured Party receiving any payment or other transfer and shall be deemed to restore and reinstate the Secured Obligations of any Secured Party making any payment or other transfer, in each case by the amount of such payment and other transfer; provided that if for any reason such restoration and reinstatement shall not be binding against the Company or any other Grantor, then the amount of such payments or other transfers shall be deemed to be and shall be in consideration of the purchase for cash at fair value, but without recourse, of a participation in the principal of the Advances or Notes, as the case may be, held by the Secured Party receiving such payment or transfer in the amount of such payment or transfer.  Notwithstanding anything herein to the contrary, the Collateral Agent may adjust allocations of the Secured Obligation Distributions under §4.1(a)(iii) and (iv) to achieve the allocations and adjustments required under this §4.1(b).

(vi)          The Noteholders acknowledge that, as there may be different series of Notes with different payment schedules, payments of principal on the Notes may not necessarily occur on a pro rata basis.  Accordingly, the Noteholders agree amongst themselves that they will act in good faith to share in any payments to be made to the Lenders pursuant to §4.1(b)(iv) in such proportions as to reflect the relative impact of payments made to each Noteholder on the Note Agreement Reduction Amount and the failure to achieve the ratio required by §4.1(b)(iii) and they will act in good faith to share in any payments received from priority distributions under §4.1(b)(ii) or from payments from the Lenders under §4.1(b)(iv) in such proportions as to reflect the relative impact of any payments made to each Noteholder on the Note Agreement Reduction Amount and the failure to achieve the ratio under §4.1(b)(ii) or 4.1(b)(iii), as applicable, all with the intention that net reductions in the principal of the Secured Obligations between the Sharing Date and the date of the related Special Event of Default be in the same relative proportions as the relative outstanding principal amounts of the Secured Obligations on such Sharing Date.

(c)           Any Secured Obligation Distributions applied in accordance with each of the levels in §4.1(a)(ii) and (iii) above shall be allocated within that level so that each Secured Party shall receive payment of its proportionate amount of all such Secured Obligation Distributions based upon the proportion which the amount of such Secured Obligations at such level of such Secured Party bears to the total amount of all Secured Obligations at such level of all such Secured Parties.  Notwithstanding anything herein to the contrary, any letters of credit constituting Secured Obligations shall not be considered outstanding for purposes of any allocations in the relevant level to the extent such Secured Obligations have been and are cash collateralized under §4.1(e).

(d)           Payments of Secured Obligation Distributions in respect of (i) the Advances shall be made to the Lenders in accordance with the Credit Agreement; (ii) the Notes shall be made as directed in writing by the Noteholder to whom paid; and (iii) any other Secured Obligations shall be made as directed in writing by the applicable holder thereof to whom paid.

(e)           For the purposes of payments and distributions hereunder, the full amount of Secured Obligations on account of any letter of credit shall be deemed to be then due and owing, and the face amount of any letters of credit then outstanding but not drawn upon and all unreimbursed obligations due on any letter of credit that have been drawn upon shall be considered principal owing pursuant to Secured Obligations relating to letters of credit, provided that any Secured Obligation Distributions distributed in respect thereof shall be deposited in a separate collateral account in the name of and under the control of the Collateral Agent and held by the Collateral Agent first as security for such letter of credit Secured Obligations and then as security for all other Secured Obligations and the amount of such Secured Obligation Distributions so deposited shall be applied to such letter of credit Secured Obligations at such times and to the extent that such letter of credit Secured Obligations become absolute liabilities and if and to the extent that any letter of credit Secured Obligations fail to become absolute Secured Obligations because of the expiration or termination of the underlying letters of credit without being drawn upon then such Secured Obligation Distributions attributable to such letter of credit shall be applied to the remaining Secured Obligations in the order provided herein.

(f)            If at any time the Collateral Agent or any Secured Party is required to restore or return to any Grantor any amount distributed to the Secured Parties pursuant to the provisions of this Agreement (including specifically this §4.1), whether such restoration or return is required by reason of a Bankruptcy Proceeding or otherwise, then each Secured Party shall be required to return to the Collateral Agent or such Secured Party such Secured Party's proportionate share of the amounts so required to be returned by the Collateral Agent or such Secured Party.

(g)           Nothing herein contained shall obligate any Secured Party to resort to any setoff, banker's lien or similar right, the taking of any such action to remain within the absolute discretion of such Secured Party without obligation of any kind to the other Secured Parties to take any such action; provided, however, that no Secured Party shall resort to any such setoff, banker’s lien or similar right unless directed by the Required Secured Parties or, if permitted under §3.1(b), the Directing Required Enforcement Secured Parties.

(h)           Non-cash proceeds of Collateral and proceeds of Collateral which, due to a restraining order or otherwise, are not permitted to be applied to the Secured Obligations, or because the Collateral Agent or the receiving Secured Party in the exercise of its reasonable discretion has determined it to be impracticable to divide and apply any such non-cash proceeds to the payment of any of the Secured Obligations owed to the Secured Parties (herein referred to as "Non-available Proceeds") shall be held by the Collateral Agent or, as the case may be, the Secured Party so receiving such Non-available Proceeds, as agent for the Secured Parties.  At such time as such Non-available Proceeds are later converted to cash or such Non-available Proceeds are later permitted to be applied, or later become practical to divide and may otherwise be applied, against any of the Secured Obligations, then such Non-available Proceeds shall promptly be divided and paid at such time in accordance with the terms of this Agreement.  Notwithstanding the foregoing, if any Non-available Proceeds that are non-cash and are available to be applied in satisfaction of any Secured Obligation by operation of a plan of reorganization in any Bankruptcy Proceeding, the Required Secured Parties may direct the Collateral Agent to distribute such non-cash distribution to the Secured Parties as provided in §4.1(a).

SECTION 5.	AGREEMENTS AMONG THE SECURED PARTIES.

5.1           Independent Actions by Secured Parties.  Nothing contained in this Agreement shall prohibit any Secured Party from accelerating the maturity of, or demanding payment from the Company or any Guarantor on any Secured Obligation or from instituting legal action against the Company or any Guarantor to obtain a judgment or other legal process in respect of such Secured Obligation, but any funds received from the Company or any Guarantor in connection with any recovery therefrom shall be subject to the terms of this Agreement.

5.2           Relation of Secured Parties.  This Agreement is entered into solely for the purposes set forth herein, and no Secured Party assumes any responsibility to any other party hereto to advise such other party or information known to such other party regarding the financial condition of the Company or any Guarantor or of any other circumstances bearing upon the risk of nonpayment of the Secured Obligations.  Each Secured Party specifically acknowledges and agrees that nothing contained in this Agreement is or is intended to be for the benefit of the Company or any Guarantor and nothing contained herein shall limit or in any way modify any of the obligations of the Company or any Guarantor to the Secured Parties.

5.3           Contesting Liens or Security Interests; No Partitioning or Marshalling of Collateral; Contesting Secured Obligations.

(a) Neither the Collateral Agent nor any Secured Party shall contest, directly or indirectly, the validity, perfection, priority or enforceability of or seek to avoid, have declared fraudulent or have set aside any lien or security interest granted to the Collateral Agent for the benefit of the Secured Parties or any Guaranty and each party hereby agrees to cooperate in the defense of any action contesting the validity, perfection, priority or enforceability of such liens or security interests or Guaranties.

(b) Notwithstanding anything to the contrary in this Agreement or in any Collateral Document, no Secured Party shall have the right to have any of the Collateral, or any security interest or other property being held as security for all or any part of the Secured Obligations by the Collateral Agent, partitioned, or to file a complaint or institute any proceeding at law or in equity to have any of the Collateral or any such security interest or other property partitioned, and each Secured Party hereby waives any such right. Each Secured Party hereby waives any and all rights to have the Collateral, or any part thereof, marshaled upon any foreclosure of any of the liens or security interests securing the Secured Obligations.

(c) Neither the Collateral Agent nor any Secured Party shall contest the validity or enforceability of or seek to avoid, have declared fraudulent or have set aside any Secured Obligations. In the event any Secured Obligation is invalidated, avoided, declared fraudulent or set aside for the benefit of any Grantor, the Collateral Agent and the Secured Parties agree that such Secured Obligations shall nevertheless be considered to be outstanding for all  purposes of this Agreement.

(d) Each party hereto agrees to cooperate fully with the other parties hereto, in the exercise of its reasonable judgment, to the end that the terms and provisions of this Agreement may be promptly and fully carried out. Each party hereto also agrees, from time to time, to execute and deliver any and all other agreements, documents or instruments and to take such other actions, all as may be reasonably necessary or desirable to effectuate the terms, provisions and intent of this Agreement.

5.4           Acknowledgment of Guaranties.  The Secured Parties hereby expressly acknowledge the existence of the Guaranties.

SECTION 6.	ADDITIONAL PARTIES.

No Secured Party shall transfer the Secured Obligations owing to it unless and until the transferee agrees to be bound by the terms and conditions of this Agreement by executing and delivering to the Collateral Agent a supplement hereto in the form of Exhibit B or Exhibit C, as applicable, appropriately completed.  Each transferee of any Secured Obligations shall take such Secured Obligations subject to the provisions of this Agreement and to any request made, waiver or consent given or other action taken or authorized hereunder by each previous holder of such Secured Obligations prior to the receipt by the Collateral Agent of written notice of such transfer; and, except as expressly otherwise provided in such notice, the Collateral Agent may conclusively assume that the transferee named in such notice shall thereafter be vested with all rights and powers as a Secured Party under this Agreement (and the Collateral Agent may conclusively assume that no Secured Obligations have been subject to any transfer other than transfers of which the Collateral Agent has received such a notice).  Prudential Investment Management, Inc. will not permit any Person to be a purchaser of Shelf Notes under the Note Purchase Agreement unless such Person agrees to be bound by the terms and conditions of this Agreement by executing and delivering to the Collateral Agent a joinder hereto in the form of Exhibit E hereto, whereon such Person shall become a party to this Agreement.  Each Lender will cause each of its Affiliates that enters into a Rate Management Transaction or becomes an obligee with respect to Banking Services Obligations to comply with all terms of this Agreement, and will, promptly after the written request of any Secured Party, cause each such Affiliate existing at the time of such request to agree to be bound by the terms and conditions of this Agreement by executing and delivering to the Collateral Agent a joinder hereto in the form of Exhibit F hereto, whereupon such Affiliate shall become a party to this Agreement.  Upon the written request of any Secured Party, the Collateral Agent will provide such Secured Party with copies of any written notices of transfer received pursuant or supplements hereto or any such joinders.

SECTION 7.	MISCELLANEOUS.

7.1           Entire Agreement.  This Agreement represents the entire Agreement among the Secured Parties.

7.2           Notices.  Notices hereunder shall be given to the Secured Parties at their addresses as set forth in the applicable Financing Document, as the case may be, or at such other address as may be designated by each in a written notice to the other parties hereto.

7.3           Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of each of the Secured Parties and their respective successors and assigns, whether so expressed or not, and, in particular, shall inure to the benefit of and be enforceable by any future holder or holders of any Secured Obligations, and the term "Secured Party" shall include any such subsequent holder of Secured Obligations, wherever the context permits.  No Person other than a Secured Party and the Collateral Agent shall have or be entitled to assert any rights or benefits hereunder or otherwise enforce any provisions of this Agreement.  Any assignment by any Secured Party shall be specifically subject to such assignee agreeing to be bound by the terms of this Agreement pursuant to Section 6.  Any sale, assignment, transfer, negotiation or participation of the Secured Obligations shall be made, and automatically shall be, subject to this Agreement and to any notice given or other action taken hereunder at any time, and any such purchaser, assignee, transferee, participant or other recipient shall automatically be subject to the terms of this Agreement.

7.4           Consents, Amendments, Waivers.  All amendments, waivers or consents of any provision of this Agreement shall be effective only if the same shall be in writing and signed by the Collateral Agent and the Required Secured Parties, provided that any amendment, waiver or consent of any provisions of this Agreement which increases the obligations of any of the Grantors under any Collateral Document shall be effective as to this Agreement but not with respect to the affected Collateral Document unless agreed to by the Company.  Any term of the Collateral Documents may be amended, and the performance or observance by the parties to a Collateral Document of any term of such Collateral Document may be waived (either generally or in a particular instance and either retroactively or prospectively) by the Collateral Agent only upon the written consent of the Required Secured Parties.  Notwithstanding the foregoing, the Collateral Agent may, without the consent of the Required Secured Parties, amend the Collateral Documents (a) to add property hereafter acquired by any Grantor intended to be subjected to the Collateral Documents or to correct or amplify the description of any property subject to the Collateral Documents and (b) to cure any ambiguity or cure, correct or supplement any defective provisions of the Collateral Documents (so long as the same shall in no respect be adverse to the interest of any Secured Party).

7.5           Governing Law.  This Agreement is a contract made under, and shall be governed by and construed in accordance with, the law of the State of Illinois applicable to contracts made and to be performed entirely within such State and without giving effect to choice of law principles of such State.

7.6           Counterparts.  This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one Agreement, and any of the parties hereto may execute this Agreement by signing any such counterpart.

7.7           Severability.  In case any one or more of the provisions contained in this Agreement shall be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby.

7.8           Continuing Agreement; Reinstatement.  This Agreement shall constitute a continuing agreement which shall remain in effect until all Secured Obligations shall have been paid in full, at which time this Agreement shall terminate. Each party to this Agreement agrees that this Agreement shall continue to be effective or be reinstated, as the case may be, if at any time any payment (in whole or in part) of any of the proceeds of any Collateral is rescinded or must otherwise be restored by any party hereto, in any Bankruptcy Proceeding as though such payment had not been made.

7.9           Conflict with Other Agreements.  The parties hereto agree that in the event of any conflict between the provisions of this Agreement and the provisions of any other agreement or instrument (including without limitation all Financing Documents), the provisions of this Agreement shall control.  The agreements herein (including without limitation the defined terms used therein) are solely for the benefit of the Secured Parties and their respective successors and assigns and no other Person (including without limitation any Grantor) shall have any right, remedy, claim, benefit, priority or other interest under, or because of the existence of, this Agreement.

7.10         Resolution of Drafting Ambiguities. Each party hereto acknowledges that it was represented by counsel in connection with this Agreement, that it and its counsel reviewed and participated in the preparation and negotiation of this Agreement and that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.

7.11         WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

7.12         Confirmation and Agreements.

(a)           Each party subject hereto agrees that it will not, and will use commercially reasonable efforts to cause its agents, employees, officers, directors, shareholders, partners, and its representatives associated with or acting on its behalf (collectively, the “Representatives”), and its sub-contractors, if any, not to, directly or indirectly through a third-party intermediary, in connection with this Agreement and the transactions resulting herefrom, offer, pay, promise to pay, or authorize the giving of money or anything of value to any Government Official (as defined below) for the purpose of inducing such Government Official to use his or her influence or position with the government or instrumentality thereof to affect or influence any act or decision of such government or instrumentality, in order to assist in obtaining or retaining business for, directing business to, or securing an improper advantage for such party.

(b)           Each party subject hereto will, and will use commercially reasonable efforts to cause its Representatives and sub-contractors, if any, to maintain books and records that accurately reflect any payment of money or thing of value to a Government Official, directly or indirectly, in connection with any matter relating to this Agreement.

(c)           The term “Government Official” includes any employee, agent or representative of a non-US government, and any non-US political party, party official or candidate.  Government Official may also include royalty, non-US legislators, representatives of non-US state-owned enterprises, employees of public international organizations (including but not limited to the United Nations, International Monetary Fund, World Bank and other international agencies and organizations), and employees and officers of foreign embassies or trade organizations having offices in the US, regardless of rank or position, and any individuals acting on behalf of a Government Official.

IN WITNESS WHEREOF, each of the parties herein has caused this Agreement to be executed as of the date first above written.

JPMORGAN CHASE BANK, N.A., as Collateral Agent

By:	/s/ Brian L. Grossman
Name: Brian L. Grossman
Title: Senior Vice President

LENDERS:

JPMORGAN CHASE BANK, N.A., as Agent and as a Lender

By:	/s/ Brian L. Grossman
Name: Brian L. Grossman
Title: Senior Vice President

U.S. BANK, N.A.

By:	/s/ Caroline V. Krider
Name: Caroline V. Krider
Title: Senior Vice President & Senior Lender

WELLS FARGO BANK, N.A.

By:	/s/ Charles W. Reed
Name: Charles W. Reed
Title: Director

M&I MARSHALL & ILSLEY BANK

By:	/s/ Gina A. Peter
Name: Gina A. Peter
Title: Senior Vice President

By:	/s/ Christopher J. Hamilton
Name: Christopher J. Hamilton
Title: Assistant Vice President

ASSOCIATED BANK, N.A.

By:	/s/ Viktor Gottlieb
Name: Viktor Gottlieb
Title: VP

COMERICA BANK

By:	/s/ Heather Whiting
Name: Heather Whiting
Title: Vice President

NOTEHOLDERS:

THE PRUDENTIAL INSURANCE COMPANY OF AMERICA

By:	/s/ Joshua J. Shipley
Vice President

PRUDENTIAL RETIREMENT INSURANCE AND ANNUITY COMPANY

By:	Prudential Investment Management, Inc., as investment manager

	By:	/s/ Joshua J. Shipley
Vice President

CONSENT AND AGREEMENT

Each of the undersigned hereby consents to the provisions of the above Amended and Restated Collateral Agency and Intercreditor Agreement (the "Agreement") and the transactions contemplated thereby and agrees to be bound by any terms or provisions applicable to it, but any amendment of the Agreement not consented to in writing by each of the undersigned shall not affect the obligations of the undersigned under the Agreement.  Without limiting the foregoing, each of the undersigned further agrees (i) that, by reason of any re-allocation of any Secured Obligation Distributions or any other adjustments and transfers among the Secured Parties of any of the Secured Obligations under the Agreement, any payments or distributions received by any party to the Agreement which must be paid over to the other party thereto shall reduce the Secured Obligations of the undersigned to the party to whom such payments and distributions must be paid over to and shall restore, and not reduce, the Secured Obligations of such party which must pay over such payments or distributions by the amount thereof (and the undersigned acknowledge that the obligation of the undersigned for such restored Secured Obligations shall be reinstated), and (ii) to recognize all priorities and other rights granted by the Agreement to the parties thereto.

The Company and the Guarantors jointly and severally agree to pay or reimburse the Collateral Agent for the payment of (i) the reasonable fees and expenses of counsel to the Collateral Agent, in connection with the preparation, execution, delivery and administration of the Agreement and the Collateral Documents and the consummation of the transactions contemplated hereby, and in connection with advising the Collateral Agent as to its rights and responsibilities with respect thereto, and in connection with any amendments, waivers or consents in connection therewith, (ii) all stamp and other taxes and fees payable or determined to be payable in connection with the execution, delivery, filing or recording of the Agreement, the Collateral Documents, and the consummation of the transactions contemplated hereby, and any and all liabilities with respect to or resulting from any delay in paying or omitting to pay such taxes or fees, and (iii) all reasonable costs and expenses of the Collateral Agent (including reasonable fees and expenses of counsel and whether incurred through negotiations, legal proceedings or otherwise) in connection with any enforcement of, or the exercise or preservation of any rights under, the Agreement or any of the Collateral Documents.  The Company and the Guarantors jointly and severally agree to pay the Collateral Agent all reasonable fees and expenses of the Collateral Agent in connection with its administration and monitoring of the Collateral.  The Company and the Guarantors jointly and severally hereby indemnify and shall hold the Collateral Agent and its officers, directors, employees and agents, harmless from and against any and all claims, damages, losses, liabilities, costs or expenses whatsoever which the Collateral Agent or any such Person may incur or which may be claimed against any of them with respect to the execution, delivery, enforcement, performance and administration of the Agreement or any Collateral Document; provided, however, the Company and the Guarantors shall not be liable for any of the foregoing to the extent any of the foregoing is found in a final non-appealable judgment by a court of competent jurisdiction to have resulted solely from the gross negligence or willful misconduct of the Collateral Agent.

The Company and the Guarantors acknowledge and consent to any exchange of information by and among the Secured Parties with respect to the Company and the Guarantors and their respective subsidiaries, without regard to (i) whether the impact of any such exchange is favorable or unfavorable to the Company, any Guarantor or any such subsidiary, (ii) the accuracy or completeness of any information so exchanged or (iii) any term of any agreement to the contrary.

The Company and each Guarantor agrees that it will not object to, contest or oppose (or cause any other Person to object to, contest or oppose or support any other Person in objecting to, contesting or opposing) in any manner any “credit bid” by the Collateral Agent or any Secured Party of any or all the Secured Obligations in any sale of assets of the Company or any Guarantor pursuant to Section 363 of the Bankruptcy Code or otherwise under any other provision of the Bankruptcy Code or in a similar process in any proceeding under any bankruptcy, reorganization, compromise, arrangement, insolvency, readjustment of debt, dissolution or liquidation or similar law.

Capitalized terms used but not defined herein shall have the meanings ascribed thereto in the Agreement.

IN WITNESS WHEREOF, the Company and the Guarantors have caused this Consent and Agreement to be executed as of the date first above written.

MODINE MANUFACTURING COMPANY

By:	/s/ Michael B. Lucareli
Name:	Michael B. Lucareli
Title:	Vice President, Finance, Chief Financial Officer and Treasurer

MODINE, INC.

By:	/s/ William K. Langan
Name:	William K. Langan
Title:	President